Exhibit 10.4


                           DISTRIBUTORSHIP AGREEMENT

          This Agreement, made and entered into this 12th day of July, 1995, by and between EMCORE CORPORATION, a corporation duly organized and existing under the laws of New Jersey having its principal place of business at 35 Elizabeth Avenue, Somerset, New Jersey 08873 (hereinafter referred to as "EMCORE") and HAKUTO CO., LTD., a corporation duly organized and existing under the laws of Japan, having its principal place of business at 1-13, Shinjuku, I-Chome, Shinjuku-Ku, Tokyo 160, Japan (hereinafter referred to as "Hakuto"),


                              W I T N E S S E T H


          WHEREAS, EMCORE is engaged in the business of manufacturing technical equipment including the Products hereinafter defined, and
          WHEREAS, Hakuto is engaged in the business of selling and marketing merchandise throughout the world, including technical equipment, and
          WHEREAS, the parties heretofore entered into an agreement dated August 1, 1989 in accordance with which Hakuto distributed the Products in defined markets, and the parties desire to revise the terms of said agreement in accordance with which revised terms Hakuto will continue to serve as Emcore's distributor;


          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, EMCORE and Hakuto do hereby agree to the terms and conditions set forth below.
          1. Definitions. As used in this Agreement, the following terms shall have the following meanings:
          "Product" or "Products" shall mean any or all products listed on Exhibit A attached hereto and made a part hereof. EMCORE shall have the right to modify, improve, or discontinue any or all of the Products in its sole discretion, provided that EMCORE shall give Hakuto not less than ninety (90) days' notice prior to the discontinuance or major modification of any Product. In the event EMCORE manufactures any new MOCVD deposition systems or MOCVD deposition equipment similar or related to the Products, EMCORE shall give Hakuto notice of such new products and the same shall be deemed added to Exhibit A hereto by reference.
          "Territory" shall mean specifically Japan, Taiwan, Hong Kong, the Republic of China, Singapore, Malaysia, and Thailand but expressly excluding Korea.
          2. Appointment and Acceptance. (a) EMCORE hereby appoints Hakuto as the sole and exclusive distributor of the Products in the Territory and Hakuto accepts such appointment, all in accordance with the terms and conditions set forth in this Agreement. All inquiries and/or orders received by EMCORE from customers or potential customers within the Territory or for delivery of Products in the Territory shall be referred to Hakuto for
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disposition.
          (b) Hakuto shall exert its best efforts to attain and sustain maximum sales of Products in the Territory. Specifically and not in limitation hereof, if Emcore, based on its independent market research, believes that certain of the Products should be targeted to specific customers in the Territory, Emcore shall convey its findings to Hakuto forthwith, whereupon Hakuto shall promptly exert its full and best efforts to address these markets and will confer with EMCORE on best marketing strategies to promote sales of the Product, and otherwise fully coordinate its sales efforts with Emcore. Hakuto shall not market, distribute, sell or advertise for sale within the Territory any product that is competitive with the Products.
          (c) The relationship between EMCORE and Hakuto shall not be that of a principal and agent, but shall be that of a seller and purchaser, each acting as an independent contractor. Hakuto shall have no right or authority to incur, assume or create, in writing or otherwise, any warranty, liability or obligation of any kind, express or implied, in the name of or on behalf of EMCORE.
          (d) Hakuto shall not appoint any sub-distributor or sub-agent to perform any of its obligations under this Agreement without the prior written consent of EMCORE. Nothing herein, however, shall prohibit Hakuto from assigning certain parts of the Territory to its subsidiaries and affiliates, including specifically S&T Enterprises Ltd.
          (e) Notwithstanding the exclusive sales rights granted to Hakuto, Emcore may at its own expense and from time to time dispatch to the Territory its personnel to engage in market research, Product promotion, and other marketing activities, provided that all such activities shall at all times be coordinated with Hakuto, conducted with full disclosure to and knowledge of Hakuto, and provided further that any potential sale of any Product resulting from such activities of Emcore shall be referred to and channeled through Hakuto.
          3.   Orders.  (a)  Systems.  Hakuto may submit to EMCORE from time to time requests for quotations with respect to any system included as
Products under this Agreement ("Systems"). Each such request for quotation shall identify Hakuto's prospective customer and shall set forth detailed specifications for the System required, including all optional features.
EMCORE may respond to any such request by submitting a quotation on EMCORE's standard form setting forth the sales price to Hakuto for such System. All prices quoted by EMCORE shall be F.O.B. EMCORE's plant in Somerset, New
Jersey.  At Hakuto's specific request, EMCORE will include in its quotation:
(i) a firm price for EMCORE's installation or assistance in installing the System, and/or (ii) a firm price for EMCORE's assistance in the start-up of the System and a demonstration of basic material specifications, provided that, in each case, such request contains sufficiently detailed information regarding the nature of the installation or assistance required or the material specifications to be demonstrated. The terms and conditions on quotations issued by EMCORE shall be binding upon the parties hereto, provided that, in the event any terms contained in a quotation are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern unless the parties shall have agreed in writing that such inconsistent terms shall supersede the provisions of this Agreement.
          (b) Spare Parts. Hakuto may submit to EMCORE from time to time purchase orders with respect to spare parts or components included as Products under this Agreement ("Spare Parts"), setting forth the quantity and desired delivery date of such Spare Parts. To be effective, any such purchase order must be accepted in writing by EMCORE at its plant in Somerset, New Jersey.
          (c)  Other Terms.  The terms and conditions on purchase orders issued by Hakuto shall be deemed to be a part of this Agreement as a supplement hereto, provided that any provision in such purchase order which is inconsistent with or contrary to the provisions of this Agreement shall be
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deemed to be deleted from the purchase order and of no force or effect unless the parties shall have specifically agreed in writing that said provision in the purchase order is intended to supersede the inconsistent provision of this Agreement, in which case the provisions of the purchase order shall prevail.
          4. Prices and Terms of Payment. (a) The price for any Product sold by EMCORE to Hakuto shall be the price set forth in EMCORE's quotation, which price shall be valid for not less than ninety (90) days (unless otherwise specified in writing by EMCORE). The price for any Spare Part sold by EMCORE to Hakuto shall be the price for such Spare Part set forth on EMCORE's standard price list in effect on the date of shipment, less twenty percent (20%). EMCORE reserves the right to change its Spare Parts price list from time to time upon not less than ninety (90) days prior written notice to Hakuto. All prices will be F.O.B. EMCORE's plant in Somerset, New Jersey.
          (b)  Hakuto shall pay for each Product or System purchased under this Agreement as follows:
          (i) thirty percent (30%) of the approved purchase order price (or the price set forth in a letter of intent to purchase a Product issued by Hakuto preliminary to the issuance of its purchase order in customary form)
               (A) not later than 180 days prior to the scheduled delivery date of the Product or
               (B)  within 30 days after issuance of Hakuto's purchase order or Hakuto's letter of intent if delivery of the Product is scheduled therein sooner than 180 days after the date of the purchase order or letter of intent.
     Any payment accompanying a letter of intent shall be refundable to Hakuto in the event that the anticipated purchase order is not issued by reason of the customer's change of plans or other business decision; and
         (ii) seventy percent (70%) of the approved purchase order price within 30 days after shipment of the Product by Emcore and delivery of a bill of a lading evidencing such shipment.
          (c) Hakuto shall pay for all Spare Parts purchased under this Agreement, by making payment in full to EMCORE within thirty (30) days after shipment.
          (d)  All payments for Products shall be in U.S. dollars, and shall be made without adjustment for any currency exchange or conversion rate changes, and without deduction for any taxes at any time levied by any govern-mental authority.
          5. Shipment. (a) All Products shall be shipped via carrier designated in the purchase order, F.O.B. EMCORE's plant in Somerset, New Jersey. Hakuto shall bear and pay for all taxes of any nature imposed by any taxing authority after delivery to the carrier at the F.O.B. point. Hakuto shall also bear and pay for all charges for freight, shipping, consular fees, customs duties, and all costs and expenses incurred after delivery of the Products to the carrier at the F.O.B. point. Hakuto shall bear all risk of loss or damage to the Products after delivery to the carrier at the F.O.B. point.
          (b) Shipping dates, even when accepted by EMCORE, shall be understood only as best estimates. EMCORE shall attempt to respect all shipping dates, but shall not be liable to Hakuto for damages ensuing from any delay in shipment or delivery, however caused, except as otherwise expressly agreed by EMCORE in writing on a case-by-case basis.
          (c)  EMCORE shall not be liable for any shortage or for any defect in the Products discoverable by visual inspection with respect to any shipment unless Hakuto notifies EMCORE in writing of the shortage or defect, prior to the earlier to occur of: (i) the expiration of sixty (60) days after receipt of such shipment by Hakuto, or (ii) the expiration of twenty (20) days after receipt of such shipment by Hakuto's customer. Upon receipt of such notice, together with evidence that such shortage or defect exists, EMCORE reserves
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the right, at its election, to replace Products found to be defective or short in quantity, to issue a credit to Hakuto for the prorated invoice amount relating to such shortage or defect, or to repair Products found to be defective, all such remedial action to be taken by Emcore promptly without material adverse effect upon Hakuto's customer.
          6. Installation and Service. (a) Except as set forth below with respect to warranty service, and except as otherwise expressly provided in quotations issued by EMCORE, Hakuto shall be responsible at its own expense for the installation and service of all Products purchased under this Agreement. Hakuto shall maintain trained personnel and shall purchase and maintain an inventory of Spare Parts sufficient in volume and assortment to promptly and efficiently perform necessary installation and service functions for all Products in the Territory. Hakuto shall give due consideration to EMCORE's suggested minimum inventories for various Spare Parts.
          (b) EMCORE shall make certain personnel available to assist Hakuto in initial installation of the Products at the customer's facility as well as in servicing the Products after installation until such time as Hakuto personnel are fully trained and are capable, in EMCORE's reasonable judgment, to perform such functions. The costs of initial installation shall be borne by Emcore (i.e., included in the sale price of the Product) unless other fee arrangements are agreed between Emcore and Hakuto on a specific matter.
Hakuto shall pay Emcore for post-installation servicing at the rate of $1,000 per person per day for field service engineers and $1,500 per person per day for material process engineers, plus travel and living expenses. Said reimbursement rates are based on the U.S. Consumer Price Index in effect on the effective date of the Agreement and shall be subject to adjustment on an annual basis to conform to any increase or decrease in said U.S. Consumer
Price Index as of each anniversary date of the Agreement.
          7.   Warranty and Insurance.  (a)  Material and Workmanship.
Subject to the disclaimers, limitations and exclusions set forth below, EMCORE warrants to Hakuto and to the end user customer of Products that the Products shall be free from defects in material and workmanship. This warranty shall become effective upon completion of installation of the Product at the end user's facility and acceptance of the Product by the customer but in no event later than ninety (90) days after title passes from EMCORE to Hakuto, and shall extend for a period of one year thereafter Hakuto shall notify EMCORE from time to time of the installation completion and customer acceptance date of the Products. With respect to any non-conforming Products as to which EMCORE shall have received notification of such non-conformance within twenty
(20) days after discovery of same, EMCORE shall at its election repair the same or provide a replacement Product at no cost to Hakuto or the end user.
In no event shall EMCORE be liable for the cost of any labor or transportation charges incurred in the repair or replacement of any non-conforming Product, other than (i) labor costs incurred by EMCORE for Product repairs performed in the United States, (ii) cost of transportation incurred by EMCORE in the
United States, and (iii) upon EMCORE's express written instructions only, costs of transportation by Hakuto to EMCORE of Products to be repaired by EMCORE, in the United States.
          (b) Warranty as to Specifications. EMCORE warrants that the Products shall conform to the published specifications of EMCORE or the specifications of an end user customer approved and accepted by EMCORE. With respect to any non-conforming Product under this warranty, EMCORE shall perform all necessary re-engineering, rework or other procedures necessary to conform the Product to the agreed specifications. Specifically, EMCORE shall be responsible for labor, travel and living costs of EMCORE personnel whether incurred in the United States or in Japan.
          (c) Exclusions and Disclaimer. EMCORE's warranties set forth in paragraphs 7(a) and (b) above do not apply to expendable items, including those items listed in Exhibit B attached hereto.  Also excluded from EMCORE's
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foregoing warranties are any components identified by EMCORE to Hakuto as being the subject of manufacturers' or licensors' warranties, which warranties shall be deemed assigned to Hakuto at the time title to the goods passes to Hakuto. With respect to all such components, Hakuto's remedy shall be limited to the warranty and remedy provided by the manufacturer or the licensor of said components, and EMCORE's liability obligation shall be limited to the exercise of its best efforts to assist Hakuto in obtaining the benefit of such manufacturer's or licensor's warranties.
          THE FOREGOING IS IN LIEU OF AND EXCLUDES ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND SHALL CONSTITUTE THE SOLE REMEDY OF
HAKUTO AND LIABILITY OF EMCORE WITH RESPECT TO ANY PRODUCTS DELIVERED PURSUANT TO THIS AGREEMENT. IN NO EVENT SHALL EMCORE BE LIABLE FOR DAMAGES OF ANY KIND OR NATURE RESULTING FROM IMPROPER OR NEGLIGENT USE OR OPERATION OF PRODUCTS, IMPROPER PREVENTATIVE MAINTENANCE, MODIFICATIONS FROM THE ORIGINAL SYSTEM CONFIGURATION OR REPAIR BY PERSONNEL OTHER THAN THOSE IN THE EMPLOY OF EMCORE, OR THOSE IN THE EMPLOY OF HAKUTO WHO HAVE BEEN TRAINED AND APPROVED BY EMCORE. IN NO EVENT SHALL EMCORE BE LIABLE FOR CONSEQUENTIAL DAMAGES, ANTICIPATED OR LOST PROFITS, INCIDENTAL DAMAGES OR LOSS OF TIME OR OTHER LOSSES OR EXPENSES INCURRED BY HAKUTO OR ANY END USER CUSTOMER, DIRECTLY OR INDIRECTLY, IN CONNECTION WITH THE SALE, HANDLING OR USE OF THE PRODUCTS COVERED BY EMCORE'S WARRANTY.
          (d) EMCORE shall be responsible for supplying all Spare Parts necessary to satisfy EMCORE's obligations under the foregoing warranties, and Hakuto shall be responsible for supplying all installation or service relating to the warranty program except as otherwise provided in paragraph 7(b) with respect to specification non-conformance. In order to facilitate this program, EMCORE agrees to maintain with Hakuto, at such location in the Territory as Hakuto may designate, a consignment inventory of Spare Parts (the "Consignment Inventory") determined by EMCORE to be reasonably necessary for the prompt and efficient delivery of warranty service. Hakuto agrees to provide to EMCORE periodic reports setting forth (i) with respect to all warranty claims made during such month, the identity of the end user, the nature of the claim, the service provided and the Spare Parts used, if any, in providing such service and (ii) the current levels of all Spare Parts comprising the Consignment Inventory.
          (e) Each party shall maintain in force policies of products liability insurance with respect to the Products in an amount not less than $2 million, each of which shall name the other party as an additional insured. Each party shall furnish the other satisfactory evidence of such insurance coverage.
          8. Obligations of Hakuto. (a) In addition to and not in limitation of any other obligations of Hakuto under this Agreement, Hakuto shall, at its own expense unless otherwise expressly provided herein:
          (i) Exert its best efforts to vigorously promote the sale of the Products in the Territory and to develop a market demand for the Products in the Territory.
         (ii) Advertise the Products throughout the Territory in appropriate advertising media and in a manner insuring proper and adequate publicity for the Products. EMCORE shall review and approve all advertising prior to release by Hakuto.
        (iii) Prepare for EMCORE's review and approval, and update not less than quarterly, a detailed marketing plan for the sale of the Products in the Territory.
         (iv) Establish and maintain within the Territory adequate business locations, including suitable facilities for the display, care and storage of the Products and shall provide adequate insurance against loss.
          (v) Maintain within the Territory an inventory of Spare Parts (in addition to the Consignment Inventory) sufficient to meet expected demands for service and upgrading of the Products in the Territory.
         (vi) Maintain a trained technical sales force and sufficient other personnel qualified to promote, install and service the Products in the Territory and send appropriate personnel to Emcore for one week training on an annual basis.
        (vii) Offer the Products for sale (including all advertising and promotional activities) under the EMCORE trademark as manufacturer and Hakuto's trademark as distributor.
       (viii) Assume full responsibility for the installation of the Products, and the warranty and post-warranty service and maintenance of the Products, in the Territory.
         (ix) Translate and prepare promotional and technical literature for use in the Territory.
          (x) Obtain all import and regulatory approvals necessary for the promotion and sale of the Products in the Territory, supply EMCORE with necessary customer import certificates, and otherwise advise and assist EMCORE in complying with U.S. regulations and with regulations and customs applicable in the Territory.
         (xi) Provide EMCORE with periodic reports (but not less often than quarterly) in form and substance satisfactory to EMCORE, setting forth detailed information for such period regarding sales, quotations, promotional efforts made, advertising, resale prices, competitors, activities in the Territory, installation and service activities performed, customer complaints, business trends and any other information likely to assist EMCORE in evaluating the performance of Hakuto in the Territory.
        (xii) Establish and maintain complete and accurate records of all sales and service of the Products in the Territory.
       (xiii) Refrain, without EMCORE's prior written consent, from seeking customers outside the Territory or from promoting the sale of the
     Products outside the Territory.
        (xiv) Refrain from purchasing or soliciting orders for goods which compete in any way with the Product.
          (b)  Hakuto will purchase during each of the first two Contract
Years not less than $3,100,000 of Products (said sum being based upon average annual purchases made by Hakuto during the five year period from October 1990 through September 1995). For each succeeding Contract Year of the Agreement, Hakuto and Emcore shall mutually agree on a minimum purchase amount for each such year prior to commencement of such Contract Year.
          In computing the value of the minimum purchase amount for each Contract Year, there shall be included the value of all Products shipped during said Contract Year, the value of orders issued by Hakuto though not shipped by Emcore during the Contract Year, and the value of orders procured by Hakuto but cancelled by Hakuto's customer by reason of Emcore's inability to perfect delivery of the Product within six months from date of the order. The value of all of the foregoing orders which exceeds the minimum purchase commitment for any Contract Year shall be credited to Hakuto's minimum purchase commitment for the subsequent Contract Year. "Contract year" shall mean the twelve month period commencing on the date of this Agreement and each twelve month period thereafter during the term of this Agreement or any renewal term thereafter.
          9.   Trademark and Patent Rights.   (a)  Exhibit C attached hereto
and made a part hereof identifies all trademarks and patents which have already been registered by EMCORE in the Territory or in which EMCORE otherwise claims a proprietary interest (the "Intellectual Property"). Hakuto is hereby granted the license and privilege to use the Intellectual Property during the term of this Agreement in furtherance of the objectives of this Agreement. Hakuto shall not have the right to sublicense the Intellectual

Property or otherwise permit its use by third parties.
          (b) Hakuto shall advise EMCORE from time to time of any additional filings, registrations or other actions that may be necessary or desirable for the protection of EMCORE's patent or trademark rights in the Territory. Upon EMCORE's request, Hakuto will assist EMCORE in connection with the issuance or registration of any new EMCORE patents or trademarks in the Territory.
          (c) Hakuto shall at all times respect and protect EMCORE's rights of total ownership of the Intellectual Property in the Territory. Hakuto shall promptly notify EMCORE of any infringements of such rights of which it has notice and shall assist EMCORE in taking such action against such infringement as EMCORE may elect.
          (d) Upon termination of this Agreement for any reason, Hakuto shall promptly relinquish to EMCORE any rights to the use of the Intellectual Property and shall thereafter refrain from using same.
          10. Confidentiality. Hakuto agrees to use its best efforts to hold in strict confidence and not to disclose to others or use, either before or after termination of this Agreement, any technical or business information, manufacturing technique, process, experimental work, trade secret or other confidential matter relating to the Products or EMCORE's business, except to the extent necessary to further the objectives of this Agreement. Hakuto shall, upon request (and upon termination of this Agreement without request), deliver to EMCORE any and all drawings, notes, documents and materials received from EMCORE.
          11. Assignment. Neither party shall assign, transfer or otherwise dispose of this Agreement or any of its rights or obligations hereunder in whole or in part to any individual, firm or corporation without the prior written consent of the other party, and any attempted assignment in violation of this provision shall be null and void.
          12. Term and Termination. (a) This Agreement shall take effect on the date set forth on the first page hereof and shall remain in effect for a period of seven (7) years thereafter unless earlier terminated in accordance with the terms hereof. This Agreement may be terminated by either Party upon the expiration of the seven-year period by giving six (6) months prior written notice to the other party of its intent not to extend the Agreement for further periods. Unless such notice of intent to terminate is given, this Agreement shall continue to remain in effect after the initial seven-year period for further consecutive periods of one year each, subject, however, to the right of either party to terminate the Agreement at any time by giving six
(6) months prior written notice to the other party of its intent to terminate.
          (b) In addition to the provisions of Section 12(a) above, either party may terminate this Agreement as follows:
          (i) Immediately and without prior written notice to the other party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed or any substantial part of the assets of the other party is the subject of attachment, sequestration or other similar proceeding, and such proceeding is not vacated, terminated or stayed within 60 days after its commencement or institution; or
         (ii) Immediately upon the occurrence of a default by the other party in the performance of its obligations under this Agreement, which default is not cured within 30 days after receipt by such party of written notice of the default; or
        (iii) Immediately if either party is unable to obtain or renew any permit, license, or other governmental approval necessary to such party's performance under this Agreement; or
         (iv) Upon thirty (30) days prior written notice to the other party of intent to terminate if the parties are unable to agree upon the terms and conditions of conversion or modification of that certain Senior Secured Note Purchase and Security Agreement dated as of June 2, 1993,
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     now in effect between the parties.
          (c) EMCORE reserves the right to terminate this Agreement by giving Hakuto six (6) months prior written notice of intent to terminate in the event Hakuto fails to purchase for delivery not less than $3,100,000 of Products during each of the first two (2) years of this Agreement.
          13. Consequences Upon Termination. Upon expiration or termination of this Agreement for any reason:
          (a) EMCORE shall repurchase Hakuto's inventory of new and unused Spare Parts at EMCORE's then effective list price for such Spare Parts or Hakuto's cost therefor, whichever is lower. Hakuto shall deliver such Spare Parts, together with the Consignment Inventory, at EMCORE's expense, to EMCORE at such location, in such manner and at such time as EMCORE may direct.
          (b) Hakuto shall return to EMCORE all proprietary information and all sales and technical literature relating to the Product, and Hakuto shall deliver to EMCORE Hakuto's list of all customers and prospective customers for the Products in the Territory, including names, addresses, telephone numbers and contact persons.
          (c) Hakuto shall cease marketing the Products and using EMCORE's name and trademarks in the Territory, provided that all orders for Products accepted by EMCORE prior to expiration or termination of this Agreement shall be completed in accordance with their terms. Hakuto shall thereafter refer to EMCORE any and all inquiries, orders, correspondence and the like, whether in written or oral form pertaining to Products in the Territory.
          (d) EMCORE shall assume, commencing immediately upon termination of this Agreement, full responsibility for providing warranty service and post-warranty servicing of the Products to all customers theretofore serviced by Hakuto, and EMCORE shall hold Hakuto free and harmless from all such obligations.
          (e) EMCORE shall pay to Hakuto a commission equal to five percent (5%) of the purchase price of any System for which EMCORE issued a formal quotation prior to the expiration or termination of this Agreement, if and to the extent such System is sold in the Territory on substantially the same terms contained in such quotation and payment in full for such System is received by EMCORE within twelve (12) months after such expiration or termination.
          (f) Provided that termination of this Agreement did not result by reason of the breach of or default under this Agreement by either party, neither party to this Agreement shall claim from the other party any indemnity, reimbursement, compensation or damages for alleged loss of clientele, good will, profits or anticipated sales or on account of expenditures, investments, leases or other commitments arising from the expiration or termination of this Agreement, each party acknowledging that it has made all decisions and investments in full awareness of the possibility of losses or damages arising from the expiration or termination of this Agreement.
          14. Miscellaneous. (a) Notices. All notices and other communications in connection with this Agreement shall be in writing, shall be sent to the respective parties at the following addresses, or to such other addresses as may be designated by the parties in writing from time to time, by registered or certified mail, telegram, telecopy or recognized overnight delivery service, and shall be effective upon receipt:
     TO EMCORE:     EMCORE Corporation
                    35 Elizabeth Avenue
                    Somerset, New Jersey  08873
                    Attention:  Tom Werthan
                    Telephone:  908-271-9090
                    Fax:        908-271-9686

     TO HAKUTO:     Hakuto Co., Ltd.
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                    1-13 Shinjuku
                    I-Chome, Shinjuki-Ku
                    Tokyo 160, Japan
                    Attention:  T. Yamawaki
                    Telephone:  3-3225-8910
                    Fax:        3-3225-9007
     WITH COPY TO: Masuda, Funai, Eifert & Mitchell, Ltd. One East Wacker Drive, Suite 3200
                    Chicago, Illinois  60601-1802
                    Attention:  Thomas P. McMenamin
                    Telephone:  312-245-7500
                    Fax:        312-245-7467

          (b) No Waiver. Any failure by any party hereto to enforce at any time any term or condition under this Agreement shall not be considered a waiver of that party's right thereafter to enforce each and every term and condition of this Agreement.
          (c) Governing Law; Arbitration. This Agreement is made and shall be construed according to the laws of the State of New Jersey, USA. All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this contract, or the breach thereof, shall be finally settled by arbitration pursuant to the Japan-American Trade Arbitration Agreement, of September 16, 1952, by which each party hereto is bound. The arbitration proceeding shall be held in Somerset County, New Jersey, if Hakuto seeks arbitration and in Tokyo, Japan, if Emcore institutes such proceeding. Each party shall bear its own costs incurred in such arbitration proceeding.
          (d) Modification. This Agreement may be modified, amended or revised only by a written instrument duly executed by the parties hereto.
          (e) Compliance with Laws. Hakuto in the conduct of its business under this Agreement shall comply with the applicable laws, regulations, orders and the like prevailing in the Territory and shall hold EMCORE harmless from any claim, liability, cost or expense arising out of a violation thereof.
          (f) Entire Agreement. This Agreement, the exhibits and duly executed addenda thereto, and all approved purchase orders issued pursuant hereto shall contain the entire and only agreement between the parties relating to the subject matter hereof, and any representations, terms or conditions relating thereto but not incorporated herein shall not be binding upon either party. This Agreement wholly cancels, voids, and supersedes any agreement heretofore entered into between the parties with respect to the subject matter hereof, except as otherwise expressly provided herein.
          (g) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions or affecting the validity or enforceability of any provision in any other jurisdiction.
          (h) Successors and Assigns. Subject to Section 11 hereof, all terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective transferees, successors and assigns.
          (i) Execution. This Agreement may be executed by duly authorized officers of the respective parties hereto in any number of counterparts, each of which shall be deemed the original. This Agreement may be translated into any other language and such translation may be initialed, but only this Agreement in the English language shall be deemed the original. If any conflict exists between the English language and the translation, the English language version shall control.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                              EMCORE CORPORATION


                              By /s/ Norman E. Schumaker

                              Title: Chief Executive Officer


                              HAKUTO CO., LTD.



                              By

                              Title: President

                                   Exhibit A


                                   PRODUCTS
                               [Paragraph 1(a)]


Explorer  GS/3100 with glove box (no load lock) and limited options

Discovery 75        GS/3100
Discovery 125       GS/3200
Discovery 180       GS/3300

Enterprise 200      GS/3300 with new Enterprise engineering (not yet
                    available)
Enterprise 300      Enterprise (GS/4400)
Enterprise 400      GS/9400

                                   Exhibit B

                               Consumable Items

                          Not Covered Under Warranty
                               [Paragraph 7(c)]

                        (Subject to revision by Emcore)

1.   Pump Fluids - (krytox, mechanical pump fluid)
2.   Oil Coalescing Filter Element
3.   Oil Backstreaming Filter Element
4.   Oil Recirculation Filter Element
5.   Graphite Heater Filament
6.   Loadlock Heater Bulbs
7.   Copper Gaskets
8.   Nickel Gaskets
9.   Viton-rings VCR Filter Gaskets
10.  PD Cell Membrane
11.  Reactor Parts:
     a.   Moly Electrodes
     b.   Moly Standoff Nuts
     c.   Moly Screws
     d.   Vented Screws
     e.   Laser Drilled Quartz Plate
12.  TGA (Activated Carbon)
13.  MDA Tape
14.  MDA Thermal Print Paper
15.  Motor Drive Belt
16.  Needle Valve Belt
17.  Computer Disks
18.  Fuses
19.  Loadlock Operation Fluid
20.  Stainless Steel Filter Medium
21.  Fluorescent Light Bulbs
22.  Clean Air Filters
23.  Miscellaneous Hardware

                                   Exhibit C


Patents:
               Modular Gas Handling Apparatus
               Gas Treatment Apparatus and Method
               Gas Dispersion Device


Trade Mark:

                                    EMCORE